Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-121051) pertaining to the Equity Incentive Plan of Gramercy Capital Corp. of our report dated January 19, 2005 except for Note 19, as to which the date is February 24, 2005, with respect to the consolidated financial statements and schedule of Gramercy Capital Corp. included in this Annual Report (Form 10-K) for the period from April 12, 2004 (formation) through December 31, 2004.

/s/ Ernst & Young LLP
New York, New York
March 15, 2005